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                                                                    EXHIBIT 99.1
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                            Accountant's Statement
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To the Board of Directors
EnviroClean of America, Inc.



The Registrant has encountered difficulties in providing us with audit evidence related to the consolidation of the Registrant's financial statements for the year ended December 31, 1999. In particular, reconciliation of the Registrant's inventory at multiple subsidiary locations has been difficult. Because this is the first period that Registrant has had to provide us with audit evidence for a majority of its subsidiaries there has been a delay in completion of our audit procedures. Because of the delay in providing us with audit evidence, we are unable to complete our audit procedures within the time frame necessary for us to issue our opinion on the Company's December 31, 1999 financial statements on or before the date that such report must be filed.



Goldstein Golub Kessler LLP
New York, New York


March 29, 2000